Exhibit 4.7

CORNERSTONE ONDEMAND, INC.

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is made as of January 30, 2009 by and among Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Exhibit A attached hereto (each an “Investor,” and collectively the “Investors”), the individuals and entities listed on Exhibit B hereto (each an “Existing Investor,” and collectively the “Existing Investors”), and Adam Miller (the “Founder”).  The Investors, the Existing Investors and the Founder are referred to herein collectively as the “Voting Parties.”

WHEREAS, the Company and the Investors have entered into a Series E Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to the Investors and the Investors desire to purchase from the Company shares of the Company’s Series E Preferred Stock (“Series E Preferred Stock”) and Warrants to purchase shares of Series E Preferred Stock (“Series E Warrants”).

WHEREAS, the Company, the Existing Investors and the Founder have previously entered into a Voting Agreement, dated as of May 10, 2007 (the “Prior Agreement”).

WHEREAS, a condition to the Investors’ obligations under the Purchase Agreement is that the Company, the Investors, the Founder, and the Existing Investors enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Founder, Investors, and Existing Investors shall vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors.

WHEREAS, the Prior Agreement may be amended and restated in its entirety with the written consent of (i) the Company, (ii) the holders of a majority of the Common Stock then outstanding, (iii) a majority-in-interest of the Original Holders, and (iv) a majority-in-interest of the individuals and entities listed on Exhibit A of the Prior Agreement (the “Series D Investors”).

WHEREAS, the Company, the Common Group (as defined in Section 2(b)(iv) below), a majority-in-interest of the Original Holders, and a majority-in-interest of the Series D Investors desire to amend and restate the Prior Agreement and to accept the rights and obligations created pursuant hereto in lieu of the rights and obligations created under the Prior Agreement.

WHEREAS, the Company’s Eighth Amended and Restated Certificate of Incorporation (the  “Certificate”) provides that: (i) the holders of the Company’s Series E Preferred Stock, voting as a separate class, shall be entitled to elect one director (the “Series E Director”); (ii) the holders of the Company’s Series D Preferred Stock, voting as a separate class, shall be entitled to elect two directors (the “Series D Directors”); (iii) the holders of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to elect one director (the “Preferred Director”); (iv) the holders of the Company’s Common Stock, voting as a separate class, shall be entitled to elect one director (the “Common Director”); and (v) the holders of the Company’s Common Stock and Preferred Stock, each voting as a separate class, shall be entitled to elect any additional directors by mutual agreement (the “Additional Directors”).

WHEREAS, the Company, the Investors, the Founder, and the Existing Investors desire to facilitate the voting arrangements set forth in this Agreement, and the sale and purchase of shares of Series E Preferred Stock and Series E Warrants pursuant to the Purchase Agreement, by agreeing to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Shares.  During the term of this Agreement, each Voting Party agrees to vote all shares of the Company’s voting securities now or hereafter owned by it, whether beneficially or otherwise, or as to which it has voting power (the “Shares”) in accordance with the provisions of this Agreement.

2.           Election of Boards of Directors.

(a)           Voting.  During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors:

(i)                 The Series E Designee (as defined below) as the Series E Director;

(ii)                 The two (2) Series D Designees (as defined below) as the Series D Directors;

(iii)                 The Preferred Designee (as defined below) as the Preferred Director;

(iv)                 The Common Designee (as defined below) as the Common Director; and

(v)                 The two (2) Mutual Designees (as defined below) as two (2) of the Additional Directors.

(b)           Designation of Directors.  The designees to the Company’s Board of Directors described above (each a “Designee”) shall be selected as follows:

(i)                 The “Series E Designee” shall be chosen by Meritech Capital Partners, provided that Meritech Capital Partners holds at least 2,000,000 shares in the aggregate of Series E Preferred Stock.

(ii)                 One (1) “Series D Designee” shall be chosen by Bessemer Venture Partners, provided that Bessemer Venture Partners holds at least 2,000,000 shares in the aggregate of Series D Preferred Stock; and one (1) “Series D Designee” shall be chosen by Bay Partners, provided that Bay Partners holds at least 2,000,000 shares in the aggregate of Series D Preferred Stock.

(iii)                 The “Preferred Designee” shall be chosen by holders of a majority the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis (the “Preferred Group”).

(iv)                 The “Common Designee” shall be chosen by the holders of a majority of the Company’s Common Stock then outstanding (the “Common Group”); provided, however, that the Common Designee shall be Adam Miller.

(v)                 The “Mutual Designees” shall be independent, outside individuals chosen by a majority of the other Designees, provided that (i) a majority of the Series D Designee chosen by Bessemer Venture Partners, the Series D Designee chosen by Bay Partners and the Series E Designee and (ii) the Common Designee shall approve each Mutual Designee.

(c)           Current Designees.  For the purpose of this Agreement, the current directors of the Company shall be deemed to be the following Designees: (i) Rob Ward, as a representative of Meritech Capital Partners, shall be deemed to be the Series E Designee upon his election to the Board of Directors in connection with the sale and issuance of the Series E Preferred Stock, (ii) Byron Deeter, as a representative of Bessemer Venture Partners, and Neil Sadaranganey, as a representative of Bay Ventures, shall be deemed to be the Series D Designees, (iii) the Preferred Designee seat shall initially be vacant, (iv) Adam Miller shall be deemed to be the Common Designee, and (v) Mark Baker and Hal Burlingame shall be the two Mutual Designees.

(d)           Changes in Designees.  From time to time during the term of this Agreement, Voting Parties who hold sufficient Shares to select a Designee or Designees who are entitled to select a Designee pursuant to this Agreement may, in their sole discretion:

(i)                 notify the Company in writing of an intention to remove from the Company’s Board of Directors any incumbent Designee who occupies a Board seat for which such Voting Parties or Designees are entitled to designate the Designee; or

(ii)                 notify the Company in writing of an intention to select a new Designee for election to a Board seat for which such Voting Parties or Designees are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such Board seat).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause: (a) the removal from the Company’s Board of Directors of the Designee or Designees so designated for removal; and (b) the election to the Company’s Board Directors of any new Designee or Designees so designated in accordance with Section 2(b).

(e)           Size of Board of Directors.  During the term of this Agreement, each Voting Party agrees to vote all Shares to maintain the authorized number of members of the Board of Directors of the Company at seven (7) directors and not to vote its Shares for any amendment or change to the Certificate or Bylaws providing for the election of more or less than seven (7) directors, or any other amendment or change to the Restated Certificate or Bylaws inconsistent with the terms of this Agreement.

(f)           Irrevocable Proxy.  To secure the Voting Parties’ obligations to vote in accordance with this Agreement and to comply with the other terms hereof, each Voting Party hereby appoints the Chairman of the Board of Directors or the President of the Company, or either of them from time to time, or their designees, as such Voting Party’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all shares of capital stock of the Company held by such holder in favor of the matters set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such holder if, and only if, such holder fails to vote all of such holders shares of capital stock of the Company or execute such other instruments in accordance with the provisions of this Agreement within twenty (20) days of the Company’s written request for such holders’ written consent or signature.  The proxy and power granted by each Voting Party pursuant to this section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term hereof.  The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any shares of capital stock of the Company.

(g)           Failure to Designate a Board Member.  In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by him, her or them and then serving shall be reelected if still eligible to serve as provided herein; provided, however, if such director is no longer eligible to serve as provided herein or if the person or group with the right to designate a director as specified above elects not to designate a director in writing, the director’s position shall remain vacant until a successor shall have been duly elected and qualified in accordance with the terms of this Agreement and Certificate, as amended.

(h)           No Liability for Election of Recommended Director.  None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any such party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

3.           Drag-Along Rights.

(a)           If each of (i) the Company’s Board of Directors, (ii) Investors and/or Existing Investors representing at least sixty percent (60%) of the Series D Preferred Stock and Series E Preferred Stock voting together as a class on an as converted basis and (iii) the Common Group approve a Liquidity Event (as defined in the Certificate), each of the Investors, Existing Investors and the Founder (together the “Original Holders”, and each an “Original Holder”) agrees (i) to vote all shares held by such Original Holder (whether owned or otherwise exercises voting or disposition authority) in favor of such Change of Control Transaction, and (ii) to sell, transfer, deliver or exchange all shares of Common Stock or Preferred Stock, as the case may be, then held by such Original Holder pursuant to the terms and conditions of such Change of Control Transaction; subject to the following conditions:

(i)                 the Original Holder shall not be required to indemnify the acquirer for the inaccuracy of any representation or warranty made by any other person in connection with the Liquidity Event, other than the Company, unless all Original Holders are similarly obligated and liability for the Original Holder is capped at the consideration actually paid or payable to such party in connection with the Liquidity Event;

(ii)                 liability shall be limited to the amount of consideration actually paid or payable to such Original Holder in connection with such Liquidity Event, except with respect to (i) representations and warranties of such Original Holder related to authority, ownership and the ability to convey title to the shares of such Original Holder, (ii) any covenants made by such Original Holder with respect to confidentiality or voting related to the Liquidity Event or (iii) claims related to fraud or willful breach by such Original Holder, the liability for which need not be limited;

(iii)                 except for any differences set forth in the Certificate, as amended, or agreed to in writing by the Original Holder as of the date of signing of definitive agreements related to the Liquidity Event, each class and series of capital stock of the Company will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Change of Control Transaction; provided, however, that notwithstanding the foregoing, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Liquidity Event, all holders of such capital stock will be given the same option.; and

(iv)                 the payment with respect to each share of Common Stock or Preferred Stock, as the case may be, is an amount at least equal to the amount payable in accordance with the Company’s Certificate of Incorporation, if such Change of Control Transaction were deemed a liquidation, dissolution or winding up within the meaning of Article V, Section 3 thereof.

(b)           If a Liquidity Event will be effected as a merger, consolidation or similar transaction (a “Merger”) (i) with another entity that does not have a registered class of equity securities, (ii) in which the Company will not be the surviving entity, and (iii) pursuant to which securities of such other entity or the surviving entity will be issued to the Company’s stockholders, then the Company may require any stockholder who is not an accredited investor (an “accredited investor”), as defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”), to sell all of its shares of capital stock to the Company, the acquiring entity or the surviving entity (a “Merger Cash-Out”) immediately prior to or in connection with the Merger.  The Company may require a Merger Cash-Out of non-accredited investors pursuant to this Section 3 only (x) at a price per share equal to the fair market value of the Common Stock or Preferred Stock, as determined in good faith by the Board after taking into consideration the Merger, (y) with respect to all, but not less than all, stockholders who are non-accredited, and (z) if the Board of Directors first determines that the proposed Merger cannot reasonably be structured or effected in a manner that does not materially deprive the Company of the intended benefits of the Merger without the registration under the Securities Act of the securities to be issued in the Merger.  Each stockholder subject to the provisions of this Agreement will promptly provide the Company with any certifications or other evidence as the Company may reasonably request regarding the status of each stockholder as an accredited investor.

4.           Cumulative Voting.  In the event that any stockholder of the Company exercises its right to cumulate its votes in connection with any election of directors, the Voting Parties shall coordinate their voting to ensure that the maximum number of Designees is elected to the Board of Directors.  In determining the maximum number of Designees which may be ensured election, the parties hereto shall assume that all outstanding Shares are voted and shall assume that any Shares held by persons who are not parties to this Agreement will vote their Shares for candidates other than the Designees.  If less than all of the Designees can be assured election, then the priority given to the Series D Designees shall be determined by Bessemer Venture Partners, the priority given to the Preferred Designee shall be determined by the Preferred Group, and the priority given to the Mutual Designees shall be determined by the (i) Common Group, and (ii) the holders of a majority of the Company’s Preferred Stock, voting together as a single class on an as converted basis.

5.           Termination.  This Agreement shall terminate upon the earlier of (i) immediately following a Liquidity Event, and (ii) the consummation of a firm commitment underwritten public offering by the Company of shares of its Common Stock in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Certificate.

6.           Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

7.           Restrictive Legend.  Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

8.           Indemnification  The Company and each member of the Board of Directors of the Company elected pursuant to this Agreement shall execute an indemnification agreement in the form attached hereto as Exhibit C.

9.           Miscellaneous

(a)           Certain Definitions.  Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power.  “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.  A “majority-in-interest” of either the Founder, the Existing Investors, the Original Holders or the Investors (each, a “Group”) shall mean the holders of a majority of the Common Stock (determined on an as-converted basis) then held by such Group.

(b)           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed, or delivered to each party as follows: (i) if to a Voting Party, at such Voting Party’s address, facsimile number or e-mail address set forth in the Company’s records, or at such other address, facsimile number or e-mail address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 1601 Cloverfield Blvd., Suite 620, Santa Monica, California, Attn: Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Voting Parties in writing, with a copy to Herbert Fockler, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.  With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may be given by facsimile or by electronic mail.  In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(c)           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

(d)           Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(e)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(f)           Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

(g)           Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.  As of the date hereof, the Prior Agreement shall terminate and be of no further force or effect and shall be superseded and replaced in its entirety by this agreement.

(h)           Not a Voting Trust.  This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.  Except for this Agreement, neither any of the Voting Parties nor any of their affiliates shall deposit any shares of capital stock beneficially owned by such Voting Parties or affiliate in a voting trust or subject any such shares of capital stock to any arrangement or agreement with respect to the voting of such shares of capital stock.

(i)           Specific Performance.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(j)           Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company, the Common Group, and the holders of a majority of the Series D Preferred Stock and the Series E Preferred Stock held by the Investors and Existing Investors voting together as a class on an as converted basis; provided, however, that in connection with the sale and issuance of a new series of preferred stock of the Company following the execution of this Agreement, this Agreement may be amended to increase the size of the Board by one member and to add one new seat designated by the holders of a majority of such series of preferred stock, solely with the consent of the Company and a majority-in-interest of the Investors; provided, however, that Section 2(b)(iv) hereof may not be amended without the consent of the Founder; provided further, that Investors purchasing Shares and Series E Warrants under the Purchase Agreement after the Initial Closing (as defined in the Purchase Agreement) may become parties to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Voting Party; provided further, that the provisions of Sections 2(a)(i), 2(b)(i), 2(d) and 9(j) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Meritech Capital Partners if such provision to be amended or term to be waived has an adverse effect on Meritech Capital Partners and does not so affect the other Voting Parties; provided further, that the provisions of Sections 2(a)(ii), 2(b)(ii), 2(d) and 9(j) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Bessemer Venture Partners if such provision to be amended or term to be waived has an adverse effect on Bessemer Venture Partners and does not so affect the other Voting Parties; provided further, that the provisions of Sections 2(a)(ii), 2(b)(ii), 2(d) and 9(j) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Bay Partners if such provision to be amended or term to be waived has an adverse effect on Bay Partners and does not so affect the other Voting Parties.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement.  Each Voting Party acknowledges that by the operation of this paragraph, the Common Group, the holders of a majority of the Shares held by the Original Holders and the holders of a majority of the Shares held by the Investors will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.

(k)           Spousal Consent.  If any individual Voting Party signing this agreement as of the date hereof is married on the date of this Agreement, such Voting Party’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit C hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Voting Party’s shares of capital stock of the Company that do not otherwise exist by operation of law or the agreement of the parties.

(l)           No Waiver.  The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement.  The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(m)           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

(n)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

(signature pages follow)

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

CORNERSTONE ONDEMAND, INC., a Delaware corporation

By:	/s/ Adam Miller
Name:	Adam Miller
Title:	President and Chief Executive Officer

FOUNDER:

/s/ Adam Miller
Adam Miller

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

By:	Meritech Capital Associates III L.L.C.
its General Partner

By:	Meritech Management Associates III L.L.C.
a managing member

By:	/s/ Mike Gordon
Name: Mike Gordon Title: Managing Director

Address:	245 Lytton Ave, Suite 350 Palo Alto, CA 94301

INVESTORS:

By:	Meritech Capital Associates III L.L.C.
its General Partner

By:	Meritech Management Associates III L.L.C.
a managing member

By:	/s/ Mike Gordon
Name: Mike Gordon Title: Managing Director

Address:	245 Lytton Ave, Suite 350 Palo Alto, CA 94301

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS: BESSEMER VENTURE PARTNERS VI L.P.
By:	Deer VI & Co. LLC, General Partner

By:	/s/ J. Edmund Colloton
Name: J. Edmund Colloton Title: Executive Manager

Notice Address: c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538

BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.
By:	Deer VI & Co. LLC, General Partner

By:	/s/ J. Edmund Colloton
Name: J. Edmund Colloton Title: Executive Manager

Notice Address: c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS: BAY PARTNERS XI, L.P.

By:	Bay Management Company XI, LLC,
Its General Partner

By:	/s/ Neil Sadaranganey
Name: Neil Sadaranganey Title: Manager

BAY PARTNERS XI PARALLEL FUND, L.P.

By:	Bay Management Company XI, LLC,
Its General Partner

By:	/s/ Neil Sadaranganey
Name: Neil Sadaranganey Title: Manager

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS: ff BLUE PRIVATE EQUITY FUND, L.P.

By:	/s/ John Frankel

Name:	John Frankel

Title:	Manager, ff Blue Private Equity Fund, LP

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS: Ken Fried

/s/ Ken Fried

Paul Holland
/s/ Paul Holland

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

EXISTING INVESTORS: BESSEMER VENTURE PARTNERS VI L.P. BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P. BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.

By:	Deer VI & Co. LLC, Its General Partner

By:	/s/ J. Edmund Colloton
Name: J. Edmund Colloton Title: Executive Manager Notice Address: c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538

[Signature page to Amended and Restated Voting Agreement]

The parties have executed this Amended and Restated Voting Agreement as of the date first above written.

EXISTING INVESTORS: BAY PARTNERS XI, L.P.

By:	Bay Management Company XI, LLC,
Its General Partner

By:	/s/ Neil Sadaranganey
Name: Neil Sadaranganey Title: Manager

BAY PARTNERS XI PARALLEL FUND, L.P.

By:	Bay Management Company XI, LLC,
Its General Partner

By:	/s/ Neil Sadaranganey
Name: Neil Sadaranganey Title: Manager

[Signature page to Amended and Restated Voting Agreement]

Exhibit A

INVESTORS

Meritech Capital Partners III, L.P.
Meritech Capital Affiliates III, L.P.
245 Lytton Ave, Suite 350
Palo Alto, CA 94301

Bessemer Venture Partners VI L.P.
Bessemer Venture Partners VI Institutional L.P.
Bessemer Venture Partners Co-Investment L.P.
1865 Palmer Avenue, Suite 104
Larchmont, NY 10538

Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.
490 S. California Avenue, Suite 200
Palo Alto, CA  94306

ff Blue Private Equity Fund, L.P.

Ken Fried

Paul Holland

Exhibit B

EXISTING INVESTORS

Bessemer Venture Partners VI L.P.
Bessemer Venture Partners VI Institutional L.P.
Bessemer Venture Partners Co-Investment L.P.

Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.

Ilan Kaufthal

Ivan Lustig

Mark Baker

Paul Gersh

Tri-Gran Investments, Inc.

Ken Fried

CyberU Investment Alliance LLC

Ken Friedman

David Jackson

John Frankel

Oliver Frankel

Paul Holland

Alliance Trust Pensions Limited ATFSIPP

Exhibit C

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Amended and Restated Voting Agreement, dated as of January __, 2009, as amended, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

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